Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
MP Materials Corp.:

We consent to the incorporation by reference in the registration statement (No. 333-251239) on Form S-1 and registration statement (No. 333-252361) on Form S-8 of MP Materials Corp. of our report dated March 22, 2021, with respect to the consolidated balance sheets of MP Materials Corp. as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of MP Materials Corp.

/s/ KPMG LLP

Denver, Colorado
March 22, 2021
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